UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Preliminary Proxy Statement
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Definitive Proxy Statement
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SHUTTERSTOCK, INC.
(Name of Registrant as Specified in its Charter)
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Explanatory Note

This supplement (the “Supplement”) to the Definitive Proxy Statement on Schedule 14A filed by Shutterstock, Inc. (the “Company”) with the Securities and Exchange Commission on April 22, 2021, as supplemented on April 23, 2021 (collectively, the “Proxy Statement”) is being filed to provide a reference to the specific pages in the Company’s 2020 Annual Report on Form 10-K (the “2020 Annual Report”) containing the required GAAP reconciliation and other information required by Regulation G and Item 10(e) with respect to the non-GAAP financial measures included in the “Compensation Discussion and Analysis—Section 1 – Executive Summary—2020 Business Highlights” section of the Proxy Statement. While a prominent cross reference to the GAAP reconciliation contained in the Company’s 2020 Annual Report was included, the specific page references were inadvertently omitted.
The “Compensation Discussion and Analysis—Section 1 – Executive Summary—2020 Business Highlights” section of the Proxy Statement is hereby supplemented to read as follows (emphasis added):

2020 Business Highlights(1)

Fiscal 2020 was a year of unprecedented business circumstances that presented both challenges as well as opportunities for us. During fiscal 2020, we continued to grow and make strategic investments while navigating our business through the COVID-19 pandemic. Despite the COVID-19 pandemic, we completed a successful fiscal 2020 where we grew net revenue and active subscribers, grew our capabilities through strategic asset acquisitions and made further investments in talent and technology infrastructure.

Over 2.0 million active, paying customers contributed to our revenue in 2020. As of the end of fiscal 2020, more than 1.6 million approved contributors made their images, footage and music tracks available in our collection, which has grown to more than 360 million images and more than 21 million footage clips as of December 31, 2020. This makes our collection of content one of the largest of its kind, and we delivered 180.0 million paid downloads to our customers across all of our brands during fiscal 2020. The majority of our content licenses and 62% of our revenue came from our E-commerce sales channel in fiscal 2020.

Over the course of fiscal 2020, we invested aggressively in product development and cloud-based hosting infrastructure to support the quality of the user experience we provide on our websites, especially the efficiency and speed with which our search interfaces and algorithms help customers find and download the content that they need, the degree to which our websites have been localized for our global user base, the degree to which we make use of the large quantity of data we collect about image, footage and music and search patterns, and the security of user information on our platform. We intend to continue to invest in these areas, to the extent that we can improve the customer experience and increase the efficiency with which we deploy new products and features.

The highlights of our 2020 performance amidst the pandemic include:

• Revenue increased 2% to $666.7 million(2)
• Income from operations increased by $65.1 million to $85.3 million
• Net income increased 257% to $71.8 million
• Adjusted EBITDA increased 61% to $154.9 million(3)
• Operating cash flows increased by 61% to $165.1 million
• Free cash flow increased by 97% to $144.2 million(3).

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(1)    For additional information regarding our financial results, please see our 2020 Annual Report, including “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.” For a description of our key metrics, including number of subscribers, subscriber revenue, average revenue per customer, paid downloads, revenue per download and images in our collection, see “Key Operating Metrics” within “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2020 Annual Report together with the discussion regarding, and reconciliation of, our non-GAAP to GAAP financial measures found on pages 42 through 45 of our 2020 Annual Report.
(2)    Foreign currency fluctuations did not have a significant impact on full year 2020 revenue.
(3)    For a discussion regarding, and reconciliation of, our non-GAAP to GAAP financial measures, please see pages 42 through 45 of our 2020 Annual Report.

Except as specifically discussed in this Explanatory Note, this Supplement does not otherwise modify or update any other disclosures in the Proxy Statement. This supplement should be read together with the Proxy Statement, which should be read in its entirety.